Sub item 77I

LEGG MASON PARTNERS INCOME TRUST
SUPPLEMENT DATED NOVEMBER 28, 2012
TO THE SUMMARY PROSPECTUS AND PROSPECTUS,
EACH DATED JULY 1, 2012, OF
WESTERN ASSET MANAGED MUNICIPALS FUND
Effective November 28, 2012, the text of the information in the section entitled "Fees and expenses of the fund" in the fund's Summary Prospectus and Prospectus is hereby amended and restated pursuant to Rule 497 filing, November 28, 2012, Accession Number 0001193125-12-483511.
Effective as of January 1, 2013, the following text replaces any inconsistent information in the section titled "More on fund management - Expense limitation" in the fund's Prospectus:
The manager has agreed to waive fees and/or reimburse operating expenses (other than interest, brokerage, taxes, extraordinary expenses and acquired fund fees and expenses) so that total annual operating expenses for Class 1 shares are not expected to exceed total annual operating expenses for Class A shares, subject to recapture as described below. This arrangement is expected to continue until December 31, 2014, may be terminated prior to that date by agreement of the manager and the Board, and may be terminated at any time after that date by the manager.